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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): March 31, 1998

                               CAM DESIGNS INC.
            (Exact name of registrant as specified in its charter)

         Delaware           1-13886                       75-2257039
(State or other      (Commission File Number) (IRS Employer Identification No.)
 jurisdiction of
 incorporation)

              Birmingham Road, Allesley, Coventry CV59QE, England
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code        011-44-1-203-407-700

         (Former name or former address, if changed since last report)


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 The Form 8-K Report filed on April 15, 1998 is hereby amended in its entirety by striking the text and all exhibits to such 8-K Report in their entirety and replacing the same with the following:



Item 5.  Other Events.

         As reported by CAM Designs Inc. (the "Company") in its press release dated March 25, 1998, The Nasdaq Stock Market ("NASDAQ") phased down the Company's shares of Class A Common Stock, par value $.001 per share ("Common Stock") from the National Market System to the SmallCap Market. In so doing, NASDAQ required the Company to submit a filing to NASDAQ and the Securities and Exchange Commission on or before April 26, 1998, showing that the Company had net tangible assets of no less than $3 million. As a result of the financing indicated below, the Company believes it has met these requirements. Attached as an Exhibit hereto is the Company's Balance Sheet as of April 23, 1998.


         On March 27, 1998 the Company executed, and on March 31, 1998 consummated, a Securities Purchase Agreement between the Company, as Issuer, and JNC Strategic Fund Ltd., as Purchaser, whereby the Company sold to Purchaser, on a private placement basis for an aggregate purchase price of $800,000, eight hundred (800) shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share ("Preferred Stock"), convertible into shares of Common Stock and warrants to acquire 56,000 shares of Common Stock (the "Warrants"), which Preferred Stock is convertible into shares of Common Stock as provided in the Certificate of Designations, Preferences and Rights, which Certificate of Designations, Preferences and Rights was filed with the Secretary of State of the State of Delaware on March 27, 1998. The Common Stock underlying the Preferred Stock and the Warrants is required to be registered on a Form S-3 Registration Statement. The Company expects to file such Registration Statement imminently.



Exhibits.


4.1 Certificate of Designations, Preferences and Rights dated as of March 27, 1998

4.2 Securities Purchase Agreement dated as of March 27, 1998 by and between the Company and Purchaser

4.3 Stock Purchase Warrant dated March 31, 1998 issued by the Company to the Purchaser

4.4 Registration Rights Agreement dated as of March 27, 1998 by and between the Company and Purchaser

99.1     Company's balance sheet as at April 23, 1998


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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     CAM DESIGNS INC.

Date:    April 23, 1998               By: /s/ John R. Davidson
                                          ---------------------
                                          John R. Davidson
                                          President and Chief Executive Officer

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